EXHIBIT 99.1

Commentary for the Week Ended March 27, 2009
Weekly Performance Statistics 1

March 27, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.96%	-3.84%	-5.48%
Class B Units	-0.97%	-3.90%	-5.68%

S&P 500 Total Return Index [2]	6.21%	11.22%	-9.00%
Lehman Long Government Index [2]	-0.16%	3.51%	-6.02%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3

3The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification

Sector Commentary

Equity Indices

Grant Park’s positions in the equity indices markets are predominantly short.

The Fund’s positions in the North American equity markets experienced setbacks as markets rose because of improved investor sentiment.  Investor confidence increased due to several factors, including better-than-expected economic data in the U.S. and the unveiling of a plan to buy distressed assets from financial institutions.

Rallies in the Asian equity markets moved against our positions this past week.  The Japanese Nikkei 225 index experienced its biggest weekly rise in nearly five months as optimism regarding the future of the global economy prompted sidelined investors to re-enter the markets.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income

Grant Park’s positions in the domestic and international fixed income markets are predominantly long.

Declines in the UK fixed income markets resulted in losses against Grant Park’s positions.  Under pressure from the rising equity markets and increased supply due to quantitative easing, prices on UK gilts fell lower against positions.

Long Japanese Government bond positions posted losses following a rally in the benchmark Nikkei 225 index.  As global equity indices surged amidst hopeful signs of a potential recovery in the global economy, many investors liquidated positions in more risk-averse fixed-income markets; this change resulted in lower prices.

Agriculturals/Softs

Grant Park’s positions in the agriculturals/softs markets are predominantly short.

A decline in corn and wheat prices resulted in profits for Grant Park’s short positions.  Grains prices declined as rain in the central United States quelled concerns regarding drought conditions in major U.S. farming regions.

Downtrends in the cotton and sugar markets moved alongside our short positions, creating gains.  Moves were generally attributed to a rally in the U.S. dollar and to a number of weak technical indicators that caused traders to liquidate long positions.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.